  EXHIBIT 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

__________ (303) 839-0061	harttrinen@aol.com Fax: (303) 839-5414

January 12, 2022

Hero Technologies, Inc.

8 The Green Suite 4000

Dover, DE 19901

This letter will constitute our opinion upon the legality of the sale by Hero Technologies, Inc., a Nevada corporation (the “Company”), of up to 80,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 (File No. 333-261062) (the "Registration Statement") filed with the Securities and Exchange Commission.

This letter will also constitute an opinion upon the legality of the sale by certain shareholders of the Company of up to 138,869,070 shares of common stock held by these shareholders.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, and a copy of the Registration Statement. In our opinion

•	the 80,000,000 shares of common stock to be sold by the Company have been duly authorized, and, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable shares of the Company’s common stock, and

•	the 138,869,070 shares of common stock to be sold by the selling shareholders have been duly authorized and are legally and validly issued, fully paid and non-assessable shares of the Company’s common stock.

Very truly yours, HART & HART, LLC

/s/ William T. Hart
William T. Hart